Exhibit 99.1

[Letterhead of Vita Food Products, Inc.]

AT THE COMPANY

Clifford Bolen

Office of the Chief Executive, COO, CFO

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

VITA FOODS REPORTS FIRST QUARTER 2006 RESULTS

Chicago, IL (May 1, 2006) – For the first quarter ended March 31, 2006, Vita Food Products, Inc. (AMEX: VSF) today announced consolidated net income of $57,000, or $0.01 per share, compared to a net loss of $(257,000) or $(0.07) per share in the first quarter of 2005.  The Vita Seafood segment, which is primarily engaged in the processing and sale of herring products and cured and smoked salmon products, contributed net income of $9,000 compared to a net loss of $(295,000) in 2005.  The improvement in net income for the Vita Seafood segment primarily reflects the combined effect of both higher sales volume and higher margins.  The Company’s other business segment, Vita Specialty Foods (“VSF”), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, contributed net income of $48,000 in the first quarter of 2006 compared to net income of $38,000 in the first quarter of 2005.  The increase in net income for VSF was primarily a result of a managed reduction in operational expenses sufficient to offset higher production costs, especially for raw material purchases.

Consolidated net sales for the first quarter of 2006 were $12.8 million, compared with $10.9 million in the first quarter of 2005, an increase of 17%.  Vita Seafood’s net sales for the first quarter of 2006 set a new record high for a quarter ending March 31 at $7.4 million which compares to $6.0 million for the prior year quarter, representing a 23% increase.  The increase was led by significantly higher sales in salmon products, which was a result of rising demand and new distribution, and sales of herring products which also increased, but by a lesser percentage.  VSF’s net sales for the first quarter were $5.4 million compared to $4.9 million for the prior year quarter, representing a 10% increase.  The majority of this increase came from salad dressing products.

Gross margin for the quarter increased to 30.5% from 29.4% in the prior year quarter.  This increase is the result of an increase at Vita Seafood where the gross profit percent rose to 29.3% from 24.9% in the prior year quarter.  This was the result of selling price increases that have been implemented to offset significant raw material cost increases that had been plaguing Vita Seafood, and the success of production cost controls and favorable volume efficiencies.  The gain in margin from the Vita Seafood segment was partially offset by a reduction in margin for VSF, which was a result of higher production costs, especially for raw materials, to 32.1% in the current year quarter from 34.8% in the prior year quarter.

“During the first quarter, we implemented our plan that returns us to profitability, and we are pleased with the results,” said Steve Rubin, the Company’s chairman and member of the office of the chief

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executive.  “In addition, we completed the $2.5 million equity investment in March, and have set the stage for continued progress.  We affirm our earlier earnings guidance for 2006 of between $0.20 and $0.24 per share for 2006.”

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Virginia Brand Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinades, salsas and Kahlua®, and Courvoisier® Gourmet Collections.  Halifax also marketed, manufactured and distributed the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

For more information visit www.vitafoodproducts.com.

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, customers and competitive position.  Any such statements are subject to risks and uncertainties, including but not limited to:

•      changes in economic and market conditions;

•      industry competition;

•      raw material availability and prices;

•      the success of new product introductions;

•      the potential loss of large customers or accounts;

•      downward product price movements;

•      changes in energy costs;

•      integration and management of acquired businesses;

•      the seasonality of Vita’s business;

•      the Company’s ability to attract and retain key personnel;

•      the potential impact of claims and litigation; and

•      the dietary habits and trends of the general public.

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In light of these and other risks and uncertainties, the Company makes no representation that any future results, performance or achievements expressed or implied in this release will be attained. The Company’s actual results may differ materially from any results expressed or implied by the forward-looking statements.

— TABLES FOLLOW —

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VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months
	Ended
	Mar 31,	Mar 31,
	2006	2005	Change
Net sales	$12,788	$10,897	17%
Cost of goods sold	8,892	7,696	16%
Gross margin	3,896	3,201	22%

Selling and administrative expenses
Selling, marketing & distribution	2,325	2,185	6%
Administrative	1,152	1,234	(7)%
Total	3,477	3,419	2%
Operating income (loss)	419	(218)	292%

Interest expense	325	211	54%
Income (loss) before income taxes	94	(429)	122%
Income tax expense (benefit)	37	(172)	122%
Net income (loss)	$57	$(257)	122%
Earnings (loss) per common share:
Basic	$0.01	$(0.07)	114%
Diluted	$0.01	$(0.07)	114%
Weighted average shares outstanding:
Basic	3,995	3,859
Diluted	4,016	3,859